Exhibit 10.2

SECURITY AGREEMENT

dated as of

August 24, 2007,

among

MIPS TECHNOLOGIES, INC.,

MIPS TECHNOLOGIES HOLDING LLC,

EACH OTHER GRANTOR NAMED ON THE SIGNATURE PAGES HERETO,

and

each other Subsidiary of MIPS Technologies, Inc.

as may from time to time become a party hereto,

as Grantors

and

JEFFERIES FINANCE LLC,

as Collateral Agent

-i-

4.10	Intellectual Property	14

4.11	Deposit Accounts	16

4.12	New Accounts	16

4.13	Commercial Tort Claims	16

SECTION 5.	REMEDIAL PROVISIONS	16

5.1	Certain Matters Relating to Receivables	16

5.2	Communications with Obligors; Grantors Remain Liable	17

5.3	Pledged Stock	17

5.4	Proceeds To Be Turned Over to Collateral Agent	19

5.5	Application of Proceeds	19

5.6	Code and Other Remedies	19

5.7	Registration Rights	20

5.8	Deficiency	21

5.9	Non-Judicial Enforcement	21

SECTION 6.	THE COLLATERAL AGENT	21

6.1	Collateral Agent’s Appointment as Attorney-in-Fact, etc	21

6.2	Collateral Agent’s Appointment as Agent	23

6.3	Duty of the Collateral Agent	23

6.4	Execution of Financing Statements	24

6.5	Authority of the Collateral Agent	24

SECTION 7.	MISCELLANEOUS	24

7.1	Amendments in Writing	24

7.2	Notices	24

7.3	No Waiver by Course of Conduct; Cumulative Remedies	25

7.4	Enforcement Expenses; Indemnification	25

7.5	Successors and Assigns	25

7.6	Set-Off	25

7.7	Counterparts	26

7.8	Severability	26

7.9	Section Headings	26

7.10	Integration	26

7.11	GOVERNING LAW	26

7.12	Submission To Jurisdiction; Process Agent Appointment; Waivers	26

7.13	Acknowledgements	27

7.14	WAIVER OF JURY TRIAL	27

-ii-

7.15	Additional Grantors	27

7.16	Releases	28

7.17	Judgment Currency	28

-iii-

SECURITY AGREEMENT

THIS SECURITY AGREEMENT, dated as of August 24, 2007 (as amended, supplemented, amended and restated or otherwise modified from time to time, this “Agreement”), is made by MIPS Technologies, Inc., a Delaware corporation (the “Borrower”), MIPS Technologies Holding LLC, a Delaware limited liability company (“Holdings”), the other grantors named on the signature pages hereto (the “Other Grantors”) and each other Subsidiary of the Borrower that hereafter becomes a party hereto from time to time as an additional Grantor hereunder pursuant to Section 7.15 hereof (any such Person, together with Holdings and the Other Grantors, a “Subsidiary Grantor”; each Subsidiary Grantor and the Borrower are collectively referred to herein as the “Grantors”), in favor of Jefferies Finance LLC (“JF”), in its capacity as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

WITNESSETH:

A. This Agreement is made pursuant to the Credit Agreement, dated as of the date hereof (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the financial institutions named as lenders therein (together with their successors and assigns, the “Lenders”), JF, as Administrative Agent, Collateral Agent, Arranger and Syndication Agent.

B. It is a condition precedent to the making of Loans and the issuance of, and participation in, Letters of Credit under the Credit Agreement that each Grantor shall have executed and delivered this Agreement to the Collateral Agent.

C. Each Grantor will obtain benefits from the Credit Agreement and, accordingly, desires to execute this Agreement to satisfy the conditions described in the preceding paragraph and to induce the Lenders to extend credit to the Borrower pursuant to the Credit Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to extend credit to the Borrower pursuant to the Credit Agreement and the other Loan Documents, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1. DEFINITIONS.

1.1 Certain Defined Terms; UCC Definitions. For purposes of this Agreement, the following terms shall have the respective meanings given to them below. All capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings assigned to them in the Credit Agreement, and any term used herein that is not defined herein or in the Credit Agreement but is defined in the UCC shall be used herein as defined in the UCC.

The following terms shall have the following meanings:

“Account Collateral” means each Grantor’s right, title and interest, whether now existing or hereafter acquired or arising, in, to and under, each Deposit Account and Securities Account (including any successor accounts to any such accounts) and all amounts, investments and any other property (including Checks, securities, financial assets, investment property, security entitlements and instruments) at any time deposited in or credited to any such account and all security entitlements with respect thereto, including all income or gain earned thereon and any Proceeds thereof.

“Agreement” has the meaning provided in the first paragraph hereof.

“Books and Records” means all books, records and other written, electronic or other documentation in whatever form maintained now or hereafter by or for any Grantor in connection with, and relating to, the ownership of, or evidencing or containing information relating to, the Collateral.

“Borrower” has the meaning provided in the first paragraph of this Agreement.

“Certificates of Title” shall mean all certificates of title evidencing ownership of Titled Vehicles.

“Checks” means checks and other instruments and other payment instructions deposited into any Deposit Account or Securities Account.

“Collateral” has the meaning set forth in Section 2.1.

“Collateral Account” means any collateral account established by the Collateral Agent as provided in Section 5.1 or 5.4.

“Collateral Agent” has the meaning provided in the first paragraph of this Agreement.

“Computer Hardware and Software” means all rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disc drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in any form (service code and object code in magnetic tape, disc or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; (iv) any documentation for hardware, software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes; and all rights with respect thereto, including any and all licenses, options, warrants, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing.

“Contracts” means all contracts, agreements, instruments and indentures in any form (including any interest rate protection agreements, Hedge Agreements, licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements), and portions thereof, to which any Grantor is a party or under which any Grantor or any property of any Grantor is subject, as the same may from time to time be amended, supplemented, waived or otherwise modified, including (i) all rights of any Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of any Grantor to damages arising thereunder, (iii) all rights of any Grantor to perform and to exercise all remedies thereunder, (iv) any and all rights to receive and compel performance under any or all Contracts and (v) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Copyright Licenses” means any written license agreement naming any Grantor as licensor or licensee (including those listed in the Perfection Certificate), granting any right under any Copyright, including the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Copyrights” means (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including those listed in the Perfection Certificate), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Copyright Security Agreement” means a Copyright Security Agreement, in substantially the form of Annex IV attached hereto, executed by a Grantor in favor of the Collateral Agent.

“Credit Agreement” has the meaning provided in the recitals to this Agreement.

“Deposit Account Control Agreement” means a Deposit Account Control Agreement, in substantially the form set forth on Annex II attached hereto or otherwise reasonably acceptable to the Collateral Agent, by and among a Grantor, the Collateral Agent and a depositary institution.

“Domain Names” means all internet domain names and associated URL addresses in or to which any Grantor now or hereafter has any right, title or interest.

“Excluded Equity Interests” has the meaning provided in Section 2.1.

“Filings” means the filing or recording of (i) the financing statements as set forth in the Perfection Certificate, (ii) this Agreement, any Copyright Security Agreement, Patent Security Agreement or Trademark Security Agreement, or a notice hereof or thereof, with respect to Intellectual Property set forth in the Perfection Certificate and (iii) any filings after the date hereof in any other jurisdiction as may be necessary under any requirement of Applicable Law.

“General Intangibles” means all “general intangibles” as such term is defined in Section 9-102(a)(42) of the UCC and, in any event, including with respect to any Grantor, all Contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, restated, supplemented or otherwise modified, including (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to damages arising thereunder and (iii) all rights of such Grantor to perform and to exercise all remedies thereunder.

“Government” means the federal government of the United States of America or any relevant agency thereof, including the United States Department of Defense and any agency or subdivision thereof.

“Government Contract” means each of the “contracts” (as that term is defined in 48 CFR Part 2.101) between any Grantor and the Government.

“Government Contract Claim” means any account receivable or other claim for the payment of monies due under a Government Contract.

“Grantor” has the meaning provided in the first paragraph of this Agreement.

“Holdings” has the meaning provided in the first paragraph of this Agreement.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including the Copyrights, the Copyright Licenses, the Domain Names, the Patents, the Patent Licenses, the Trade Secrets, the Trade Secret Licenses, the Trademarks and the Trademark Licenses and all rights to sue at law or equity or otherwise recover for any and all past, present and future infringements, misappropriations, dilutions or other impairments thereof and all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements, misappropriations, dilutions or other impairments thereof).

“Intercompany Note” means any promissory note evidencing loans made by any Grantor to the Borrower or any of the Subsidiaries of the Borrower.

“Investment Property” means the collective reference to (a) all “investment property” as such term is defined in Section 9-102(a)(49) of the UCC and (b) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock, but excluding in each case, the Excluded Equity Interests.

“Issuers” means the collective reference to each issuer of any Investment Property.

“Lenders” has the meaning provided in the recitals to this Agreement.

“Patent License” means all license agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, have manufactured, use or sell or import any invention covered in whole or in part by a Patent, including any of the foregoing referred to in the Perfection Certificate.

“Patents” means (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, including any of the foregoing referred to in the Perfection Certificate, (ii) all applications for letters patent of the United States or any other country and all provisionals, divisions, continuations and continuations-in-part thereof, including any of the foregoing referred to in the Perfection Certificate, and (iii) all rights to obtain any reissues or extensions of the foregoing.

“Patent Security Agreement” means a Patent Security Agreement, in substantially the form of Annex V attached hereto, executed by a Grantor in favor of the Collateral Agent.

“Perfection Certificate” means the perfection certificate delivered by the Grantors to the Collateral Agent on the Closing Date, in substantially the form set forth on Annex VII attached hereto.

“Permitted Liens” means Liens permitted from time to time under the Credit Agreement pursuant to Section 8.3 thereof.

“Pledged Notes” means all promissory notes issued to any Grantor listed on the Perfection Certificate, all Intercompany Notes at any time issued to any Grantor and all other promissory notes issued to or held by any Grantor.

“Pledged Securities” means the Pledged Notes and the Pledged Stock.

“Pledged Stock” means (i) the Equity Interests listed on the Perfection Certificate and (ii) all other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Equity Interests of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect, provided, however, that Pledged Stock shall not include any of the Excluded Equity Interests.

“Proceeds” means all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC and, in any event, shall include all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable” means any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including any Account).

“Securities Account Control Agreement” means a Securities Account Control Agreement, in substantially the form set forth on Annex III attached hereto or otherwise reasonably acceptable to the Collateral Agent, by and among a Grantor, the Collateral Agent and a Securities Intermediary.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary Grantor” has the meaning provided in the first paragraph of this Agreement.

“Titled Vehicles” shall mean all vehicles, including motor vehicles, tractors, trailers, aircraft and boats, now owned or hereafter acquired by any Grantor, which are subject to any certificate of title or other registration statute of the United States, any constituent state thereof or any other jurisdiction or protectorate thereto.

“Trade Secrets” means all trade secrets, including know-how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto.

“Trade Secret Licenses” means any license agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trade Secret, including any of the foregoing referred to in the Perfection Certificate.

“Trademark License” means any license agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including any of the foregoing referred to in the Perfection Certificate.

“Trademarks” means (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, domain names, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including any of the foregoing referred to in the Perfection Certificate, and (ii) the right to obtain all renewals thereof.

“Trademark Security Agreement” means a Trademark Security Agreement, in substantially the form of Annex VI attached hereto, executed by a Grantor in favor of the Collateral Agent.

1.2 Rules of Interpretation. As used herein, and any certificate or other document made or delivered pursuant hereto:

(a) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(b) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings);

(c) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, equity interests, securities, vessels, equipment, revenues, accounts, leasehold interests and contract rights;

(d) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and clause, subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified;

(e) the meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms;

(f) the expressions “payment in full”, “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all the Obligations;

(g) in any computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and the word “through” means “to and including”;

(h) references to agreements or other contractual obligations shall, unless otherwise specified, be deemed to refer to such agreements or contractual obligations as amended, supplemented, amended and restated or otherwise modified from time to time (subject to any applicable restrictions herein); and

(i) where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2. Security Interest.

2.1 Grant of Security Interest. Each Grantor hereby pledges, assigns and transfers to the Collateral Agent, and hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”):

(a) all Receivables;

(b) all Account Collateral and all cash;

(c) all Books and Records;

(d) all Chattel Paper;

(e) all Commercial Tort Claims (including those set forth in the Perfection Certificate);

(f) all Computer Hardware and Software;

(g) all Contracts;

(h) all Documents;

(i) all Equipment;

(j) all General Intangibles;

(k) all Goods;

(l) all Instruments;

(m) all Intellectual Property;

(n) all Inventory;

(o) all Investment Property;

(p) all Letter of Credit Rights;

(q) all plant fixtures, business fixtures and other fixtures and storage and office facilities, and all accessions thereto and products thereof;

(r) all other personal property to the extent not otherwise described above; and

(s) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding the foregoing, “Collateral” shall not include (1) 34% of the voting Equity Interests of any first-tier Foreign Subsidiary of any Grantor and 100% of the Equity Interests of any other Foreign Subsidiary, to the extent such percentage of such Equity Interests of such Foreign Subsidiary are not required to be pledged pursuant to the last paragraph of Section 7.11(c) of the Credit Agreement (any such excluded Equity Interests, the “Excluded Equity Interests”); (2) any Accounts, Contracts, Licenses or other General Intangibles of such Grantor, or any permits, Instruments, Promissory Notes or Chattel Paper of such Grantor, if and to the extent such Account, Contract, License, General Intangible, permit, Instrument, Promissory Note or Chattel Paper contains restrictions on assignments and the creation of Liens, or under which such an assignment or Lien would cause a default to occur under such Account, Contract, License, General Intangible, permit, Instrument, Promissory Note or Chattel Paper (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407 or 9-408 of Article 9 of the UCC); provided, that immediately upon the ineffectiveness, lapse or termination of any such provisions, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such right, title and interest in, all such right, title and interests as if such provision had never been in effect; (3) any intent to use application at the U.S. Patent and Trademark Office with respect to intellectual property to the extent an assignment for security purposes would void the same; and (4) any government permit or franchise that prohibits Liens on or collateral assignment of such permit or franchise.

2.2 Security for the Obligations. This Agreement secures, and the Collateral assigned by each Grantor is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), of all Obligations of such Grantor.

2.3 Transfer of Collateral. All certificates and instruments representing or evidencing the Pledged Securities shall be delivered to and held pursuant hereto by the Collateral Agent, a person designated by the Collateral Agent or its agent and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, and accompanied by any required transfer tax stamps to effect the pledge of the Pledged Securities to the Collateral Agent. During the continuance of an Event of Default, the Collateral Agent shall have the right, at any time in its discretion and without notice, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Pledged Securities. In addition, during the continuance of an Event of Default, the Collateral Agent shall have the right at any time and without notice, to exchange certificates or instruments representing or evidencing Pledged Securities for certificates or instruments of smaller or larger denominations.

2.4 Bailees. Any Person (other than the Collateral Agent) at any time and from time to time holding all or any portion of the Collateral shall be deemed to hold, and shall hold, the Collateral as pledge holder and bailee and agent for perfection for, the Collateral Agent. At any time and from time to time during the continuance of an Event of Default, the Collateral Agent may give notice to any such Person holding all or any portion of the Collateral that such Person is holding the Collateral as the bailee of and agent for perfection for, and as pledge holder for, the Collateral Agent, and request such Person’s written acknowledgment thereof. Each Grantor will join with the Collateral Agent upon the Collateral Agent’s request in notifying any Person who has possession of any Collateral of the Collateral Agent’s security interest therein and requesting an acknowledgment from such Person that it is holding the Collateral for the benefit of the Secured Parties.

SECTION 3. Representations and Warranties.

To induce the Collateral Agent and the Lenders to enter into the Credit Agreement and make Loans thereunder and to induce the Secured Parties to enter into the Loan Documents, each Grantor hereby represents and warrants to the Secured Parties that:

3.1 Representations in Loan Documents and Perfection Certificate. In the case of each Grantor, the representations and warranties set forth in Article 6 of the Credit Agreement and in the Perfection Certificate as they relate to such Grantor or in the Loan Documents to which such Grantor is a party, each of which is hereby incorporated herein by reference, are true and correct in all material respects, and the Collateral Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein; provided that, each reference in each such representation and warranty to the Obligor’s knowledge shall, in the case of a Subsidiary Grantor, for the purposes of this Section 3.1, be deemed to be a reference to such Grantor’s knowledge.

3.2 Title; No Other Liens. Except for Permitted Liens, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed (i) in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement and (ii) in respect of Permitted Liens.

3.3 Perfected First Priority Liens. Upon completion of the Filings and other actions specified in the Perfection Certificate (which, in the case of all Filings and other documents referred to in said Perfection Certificate, have been delivered to the Collateral Agent in completed and duly executed form or, in the case of (a) all Deposit Accounts, Securities Accounts and the Collateral Account, the obtaining and maintenance of “control” (as described in the UCC) and(b) in the case of Commercial Tort Claims, the taking of the actions required by Section 4.13, the security interests granted pursuant to this Agreement (1) will constitute valid first priority perfected security interests in all of the Collateral (subject to Liens permitted under Section 8.3(b), (c), (d), (e), (j), (n) or (o) of the Credit Agreement), to the extent that a security interest may be perfected by Filings or the taking of such other actions, in favor of the Collateral Agent, for the ratable benefit of the Secured Parties as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and such Grantor and are (2) prior to all other Liens on the Collateral in existence on the date hereof except for Permitted Liens).

3.4 Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from such jurisdiction of organization (if any), tax identification number, and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified in the Perfection Certificate.

3.5 Inventory and Equipment. On the date hereof, the Inventory and the Equipment (other than mobile goods and only to the extent the aggregate value of such Inventory and Equipment exceeds $250,000) are kept at the locations listed on the Perfection Certificate.

3.6 Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

3.7 Investment Property.

(a) The shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding Equity Interests of each Issuer owned by such Grantor.

(b) All the shares of the Pledged Stock of any subsidiary pledged by such Grantor hereunder shall have been duly and validly issued by such Grantor and are fully paid and nonassessable (to the extent such concepts are applicable thereto).

(c) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property of each subsidiary pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except the Liens created by this Agreement and Liens permitted under Section 8.3 of the Credit Agreement.

3.8 Receivables.

(a) No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument or Chattel Paper which has not been delivered to the Collateral Agent.

(b) None of the obligors on any Receivables is a Governmental Authority.

(c) The amounts represented by such Grantor to the Collateral Agent and the other Secured Parties from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate in all material respects.

3.9 Intellectual Property.

(a) The Perfection Certificate lists all registrations of and applications for registration or issuance for all patents, trademarks, copyrights and trade names (whether or not subject to an application or registration) that are owned by such Grantor in its own name on the date hereof, to the extent filing details regarding such patents, trademarks, copyrights and trade names have been received by such Grantor. In addition to those Patents listed on the Perfection Certificate that are solely owned by such Grantor in its name, such Grantor acknowledges that certain Patents are Patents co-owned by the Borrower and third parties that are not Grantors under this Agreement (the “Co-Owned Patents”) and that the co-ownership agreements of the Co-Owned Patents contain limitations on the assignment of such Co-Owned Patents. Such Grantor represents that the revenue generated from the Co-Owned Patents, in the aggregate, does not exceed 15% of total revenue generated by all Patents owned by the Grantors.

(b) On the date hereof, all material Intellectual Property owned or used by such Grantor is valid, subsisting, unexpired and enforceable, has not been abandoned and, to each Grantor’s knowledge, does not infringe the Intellectual Property rights of any other Person.

(c) Except as set forth in the Perfection Certificate, on the date hereof, none of the Intellectual Property owned or used by such Grantor is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

(d) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity of, or such Grantor’s rights in, any Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect.

(e) No action or proceeding is pending (other than a proceeding in the United States Patent and Trademark Office), or, to the knowledge of such Grantor, threatened in writing, on the date hereof that could reasonably be expected to have a material adverse effect on the aggregate value of such Grantor’s Intellectual Property.

3.10 Deposit Accounts and Securities Accounts. Each Grantor is the record and beneficial owner of, and has good title to, the Account Collateral pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person (except Liens permitted under Section 8.3(o) of the Credit Agreement), except the security interest created by this Agreement and rights of setoff of any depository bank or securities intermediary. Subject to the last sentence of Section 4.12 and Section 7.12 of the Credit Agreement, all Deposit Accounts and Securities Accounts held by a Grantor (other than those maintained with the Collateral Agent) are subject to a Deposit Account Control Agreement and a Securities Account Control Agreement, as applicable, except for (i) the cash collateral account maintained on behalf of Bank of America with respect to the deposit of no more than $300,000 to secure the Borrower’s obligations to its landlord under the lease for Real Property located at Mountain View, California and (ii) Liens on the proceeds (together with interest earned thereon) received by a Grantor in a Back-to-Back Loan Transaction (as defined in the Credit Agreement) to the extent deposited with an applicable Back-to-Back Lender (as defined in the Credit Agreement).

3.11 Benefit to each Subsidiary Grantor. The Borrower is a member of an affiliated group of companies that includes each Subsidiary Grantor, and the Borrower and the Subsidiary Grantors are engaged in related businesses. Each Subsidiary Grantor is a Subsidiary of the Borrower and each Subsidiary Guarantor’s obligations pursuant to this Agreement reasonably may be expected to benefit, directly or indirectly, it, and such Subsidiary Grantor has determined that this Agreement is necessary and convenient to the conduct, promotion and attainment of the business of such Subsidiary Grantor and the Borrower.

3.12 Consents. Except as set forth in the Perfection Certificate, no consent of any party (other than a Grantor) to any Copyright License, Patent License, Trade Secret License or Trademark License constituting Collateral or any obligor in respect of any material Account constituting Collateral or which owes in the aggregate a material portion of all the Accounts constituting Collateral is required, or purports to be required, to be obtained by or on behalf of any Grantor in connection with the execution, delivery and performance of this Agreement that has not been obtained. Each Copyright License, Patent License, Trade Secret License, Trademark License and Account constituting Collateral is in full force and effect and constitutes a valid and legally enforceable obligation of each Grantor party thereto and (to the knowledge of such Grantor) each other party thereto, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and except to the extent the failure of any such Copyright License, Patent License, Trade Secret License, Trademark License or Account constituting Collateral to be in full force and effect or valid or legally enforceable could not be reasonably expected, in the aggregate, to have a Material Adverse Effect on the value of the Collateral. Except as set forth on the Perfection Certificate, no consent or authorization of, filing with or other act by or in respect of any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of any of the Copyright Licenses, Patent Licenses, Trade Secret Licenses, Trademark Licenses and Accounts constituting Collateral other than those which have been duly obtained, made or performed and are in full force and effect and those the failure of which to make or obtain could not be reasonably expected, in the aggregate, to have a Material Adverse Effect on the value of the Collateral. Except as set forth on the Perfection Certificate, no Grantor nor (to the knowledge of any Grantor) any other party to any Copyright License, Patent License, Trade Secret License or Trademark License or Account constituting Collateral is in default in the performance or observance of any of the terms thereof, except for such defaults as could not reasonably be expected, in the aggregate, to have a Material Adverse Effect on the value of the Collateral.

3.13 Certificates of Title. Ownership of all Titled Vehicles of any Grantor as of the date hereof is evidenced by valid Certificates of Title.

SECTION 4. Covenants.

Each Grantor covenants and agrees with the Secured Parties that, from and after the date of this Agreement until the Termination Date:

4.1 Covenants in Credit Agreement. In the case of each Subsidiary Grantor, such Grantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Grantor or any of its Subsidiaries.

4.2 Delivery of Instruments, Certificated Securities and Chattel Paper. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security or Chattel Paper, such Instrument, Certificated Security or Chattel Paper shall be promptly delivered to the Collateral Agent (only to the extent the aggregate value of such Instrument, Certificated Security or Chattel Paper exceeds the Dollar Equivalent of $1,000,000), duly indorsed in a manner satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement.

4.3 Maintenance of Insurance.

(a) Such Grantor will maintain, with financially sound and reputable companies, insurance policies (i) in accordance with Section 7.5 of the Credit Agreement and (ii) insuring such Grantor, the Collateral Agent and the other Secured Parties against liability for personal injury and property damage relating to Inventory and Equipment, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Collateral Agent.

(b) All such insurance shall contain such provisions relating to cancellation, material reduction in amount or material change in coverage thereof and such other information as set forth in Section 7.5 of the Credit Agreement.

4.4 Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.

4.5 Maintenance of Perfected Security Interest; Further Documentation.

(a) Other than as permitted by this Agreement or the Credit Agreement, such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.3 and shall defend such security interest against the claims and demands of all Persons whomsoever, including completing the Filings and filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby.

(b) Such Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including (i) filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby, and (ii) in the case of Investment Property, Letter of Credit Rights and any other relevant Collateral, taking any actions reasonably necessary to enable the Collateral Agent to obtain “control” (within the meaning of the applicable UCC) with respect thereto, including taking the actions set forth in Sections 9-106 and 9-107 of the UCC and other applicable sections of the UCC referred to in said sections.

(d) Such Grantor shall not enter into any contracts or any formal and/or informal agreements under which a Governmental Authority would be an obligor.

4.6 Changes in Locations, Name, etc. Such Grantor will not, except upon 15 Business Days’ prior written notice to the Collateral Agent and delivery to the Collateral Agent of copies of all filed additional financing statements, and other documents (in each case, properly executed) reasonably requested by the Collateral Agent, to maintain the validity, perfection and priority of the security interests provided for herein:

(a) change its jurisdiction of organization or the location of its chief executive office or sole place of business from that referred to in Section 3.4; or

(b) change its name.

4.7 Notices. Such Grantor will advise the Collateral Agent promptly, in reasonable detail, of:

(a) any Lien (other than Permitted Liens) on any of the Collateral which would adversely affect the ability of the Collateral Agent to exercise any of its remedies hereunder; and

(b) the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

4.8 Investment Property.

(a) If such Grantor shall become entitled to receive or shall receive any certificate (including any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Equity Interests of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Collateral Agent and the other Secured Parties, hold the same in trust for the Collateral Agent and the other Secured Parties and deliver the same forthwith to the Collateral Agent in the exact form received, duly indorsed by such Grantor to the Collateral Agent, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with signature guaranteed, to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Investment Property upon the liquidation or dissolution of any Issuer shall be paid over to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Investment Property or any property shall be distributed upon or with respect to the Investment Property pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the Collateral Agent, be delivered to the Collateral Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Investment Property shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Collateral Agent, hold such money or property in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

(b) Without the prior written consent of the Collateral Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any Equity Interests of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Equity Interests of any nature of any Issuer, except to the extent (a) such Equity Interests are pledged to the Collateral Agent hereunder in accordance with the terms hereof or (b) the issuance of such Equity Interest is otherwise permitted by the Credit Agreement, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Investment Property or Proceeds thereof (except pursuant to a transaction expressly permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement or Permitted Liens or (iv) enter into any agreement or undertaking that restricts the right or ability of such Grantor or the Collateral Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof (except to the extent permitted by the Credit Agreement).

(c) In the case of each Grantor that is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Investment Property issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 4.8(a) with respect to the Investment Property issued by it and (iii) the terms of Sections 5.3(c) and 5.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 5.3(c) or 5.7 with respect to the Investment Property issued by it.

4.9 Receivables. Other than in the ordinary course of business consistent with its past practice, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could adversely affect the value thereof.

4.10 Intellectual Property.

(a) Except as otherwise permitted under the Credit Agreement or unless such Grantor shall determine that any Trademark is not of material value to such Grantor or have a valid business purpose to do otherwise, such Grantor (either itself or through licensees) will (i) continue to maintain such Trademark in full force free from any claim of abandonment for non-use and (ii) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(b) Except as otherwise permitted under the Credit Agreement or unless such Grantor shall determine that any Patent is not of material value to such Grantor or have a valid business purpose to do otherwise, such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent owned or used by such Grantor may become forfeited, abandoned or dedicated to the public.

(c) Except as otherwise permitted under the Credit Agreement or unless such Grantor shall determine that any Copyright is not of material value to such Grantor or have a valid business purpose to do otherwise, such Grantor (either itself or through licensees) (i) will employ each material Copyright owned or used by a Grantor or in which a Grantor has rights, (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated or otherwise impaired and (iii) will not (either itself or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain.

(d) Such Grantor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property owned or used by such Grantor to infringe the Intellectual Property rights of any other Person.

(e) Such Grantor will notify the Collateral Agent immediately if it knows, or has reason to know, that any application or registration relating to any Intellectual Property material to its business owned or used by a Grantor or in which a Grantor has rights may become forfeited, abandoned or dedicated to the public, or of any material adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any material Intellectual Property owned or used by a Grantor or in which a Grantor has rights or such Grantor’s right to register the same or to own and maintain the same.

(f) Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office or the United States Copyright, such Grantor shall report such filing to the Collateral Agent in accordance with the notice requirements set forth in the Credit Agreement and will notify the Collateral Agent of any acquisition by such Grantor of any exclusive rights under a material Copyright License, Patent License, Trade Secret License or Trademark License in accordance with the notice requirements set forth in the Credit Agreement. Such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers necessary to evidence the Collateral Agent’s security interest in any Copyright, Patent or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby, including Copyright Security Agreements, Patent Security Agreements and Trademark Security Agreements, as applicable; provided, if, in the reasonable judgment of such Grantor, after due inquiry, so evidencing such interest would result in the grant of a Trademark registration or Copyright registration in the name of the Collateral Agent or any other Secured Party, such Grantor shall give written notice to the Collateral Agent as soon as reasonably practicable and the filing shall instead be undertaken as soon as practicable but in no case later than immediately following the grant of the applicable Trademark registration or Copyright registration, as the case may be.

(g) Except as otherwise permitted under the Credit Agreement or unless such Grantor shall either determine such Intellectual Property is not of material value to such Grantor or have a valid business purpose to do otherwise, such Grantor will take all reasonable and necessary steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Intellectual Property material to its business, including applicable filing applications for renewal, affidavits of use and affidavits of incontestability.

(h) In the event that any material Intellectual Property owned or used by a Grantor or in which a Grantor has rights is infringed, misappropriated or diluted by a third party, such

Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, promptly notify the Collateral Agent after it learns thereof and take steps reasonably requested by the Collateral Agent in consultation with such Grantor.

(i) such Grantor will take all reasonable and necessary steps to preserve and protect the secrecy of all material Trade Secrets of such Grantor.

4.11 Deposit Accounts. No Grantor shall deposit or in any way transfer any money into any account listed in Schedule 3 of the Perfection Certificate as an account used exclusively for payroll purposes, except to the extent required to pay such Grantor’s employees’ wages, or as otherwise required by law.

4.12 New Accounts. Except to the extent contemplated by the final sentence of this paragraph, (a) within 60 days after the request therefore by the Collateral Agent, all Deposit Accounts and Securities Accounts held by a Grantor shall be subject to a Deposit Account Control Agreement and a Securities Account Control Agreement, as applicable, and (b) the Grantors shall cause all Deposit Accounts and Securities Accounts hereafter maintained by any Grantor to be subject to Deposit Account Control Agreements and Securities Account Control Agreements, respectively. All such Deposit Account Control Agreements and Securities Account Control Agreements shall be in substantially the same form as Annex II and Annex III, as applicable, or in such other form as the Collateral Agent shall reasonably approve, and the Grantors shall deliver true, correct and complete and fully executed copies of the same to the Collateral Agent. Notwithstanding the foregoing, the Grantors may maintain at any time up to an aggregate amount of $10,000 of cash and Investments of the type permitted by Section 8.8 of the Credit Agreement in Deposit Accounts and Securities Accounts that are not subject to Deposit Account Control Agreements or Securities Account Control Agreements, as applicable.

4.13 Commercial Tort Claims. If any Grantor shall at any time hold or acquire, or otherwise become plaintiff or claimant in respect of, any Commercial Tort Claim that could reasonably be expected to exceed the Dollar Equivalent of $250,000, such Grantor will (a) promptly notify the Collateral Agent thereof, and provide a reasonably detailed description of such Commercial Tort Claim, and (b) if requested by the Collateral Agent, grant to the Collateral Agent a security interest therein and in the Proceeds thereof, all upon the terms of this Agreement, pursuant to one or more written supplements in form and substance reasonably satisfactory to the Collateral Agent.

SECTION 5. REMEDIAL PROVISIONS

5.1 Certain Matters Relating to Receivables.

(a) At any time and from time to time after the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may reasonably require in connection with such test verifications. At any time and from time to time after the occurrence and during the continuance of an Event of Default, upon the Collateral Agent’s request, at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others reasonably satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b) The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 5.5 and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) At the Collateral Agent’s request, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including all original orders, invoices and shipping receipts.

5.2 Communications with Obligors; Grantors Remain Liable.

(a) At any time and from time to time after the occurrence and during the continuance of an Event of Default, the Collateral Agent in its own name or in the name of others may at any time communicate with obligors under the Receivables to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Receivables.

(b) Upon the written request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Collateral Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto), by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

5.3 Pledged Stock.

(a) Unless an Event of Default shall have occurred and be continuing and (unless any of the events described in clauses (i) through (iv) of Section 9.1(f) of the Credit Agreement shall have occurred with respect to such Grantor) the Collateral Agent shall have given written notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 5.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property; provided, however, that no vote shall be cast or corporate or other organizational right exercised or other action taken that, in the Collateral Agent’s reasonable judgment, would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing, the Collateral Agent shall give written notice of its intent to exercise any of the following rights to the relevant Grantor or Grantors (provided, that, in the case of any of the events described in clauses (i) through (iv) of Section 9.1(f) of the Credit Agreement occurring with respect to such Grantor, no such notice shall be required): (i) the Collateral Agent shall have the right to receive any and all cash dividends, distributions, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in such order as the Collateral Agent may determine; and (ii) the Collateral Agent shall have the right to have any or all of the Investment Property registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders (or other equivalent body) of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Investment Property pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Investment Property directly to the Collateral Agent.

(d) After the occurrence and during the continuation of an Event of Default, if the Issuer of any Pledged Stock or Pledged Notes is the subject of bankruptcy, insolvency, receivership, custodianship or other proceedings under the supervision of any Governmental Authority, then all rights of the Grantors in respect thereof to exercise the voting and other consensual rights which such Grantor would otherwise be entitled to exercise with respect to the Pledged Stock or Pledged Notes issued by such Issuer shall cease, and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights, but the Collateral Agent shall have no duty to exercise any such voting or other consensual rights and shall not be responsible for any failure to do so or delay in so doing.

5.4 Proceeds To Be Turned Over to Collateral Agent. In addition to the rights of the Collateral Agent and the other Secured Parties specified in Section 5.1 with respect to payments of Receivables and Section 5.3 with respect to payments in respect of Investment Property, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and cash equivalents shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent for the benefit of the Secured Parties) shall continue to be held as collateral security for all the obligations and shall not constitute payment thereof until applied as provided in Section 5.5.

5.5 Application of Proceeds. At any time that an Event of Default shall have occurred and be continuing, the Collateral Agent may apply all or any part of the Proceeds of any collection or sale of the Collateral, and any Collateral consisting of cash, whether or not held in any Collateral Account and including any proceeds of any Guaranty, in payment of the Obligations in the order set forth in Section 4.3(c) of the Credit Agreement.

5.6 Code and Other Remedies.

(a) If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement, the Credit Agreement and the other Loan Documents and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC or any other applicable law or otherwise available at law or in equity. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. Upon any such sale or transfer, the Collateral Agent shall have the right to deliver, assign and transfer to the purchaser or transferee thereof the Collateral so sold or transferred. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and the other Secured Parties hereunder, including attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Collateral Agent may elect, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the UCC, need the Collateral Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Collateral Agent or any other Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

(b) In the event that the Collateral Agent elects not to sell the Collateral, the Collateral Agent retains its rights to dispose of or utilize the Collateral or any part or parts thereof in any manner authorized or permitted by law or in equity, and to apply the proceeds of the same towards payment of the Obligations. Each and every method of disposition of the Collateral described in this Agreement shall constitute disposition in a commercially reasonable manner.

(c) The Collateral Agent will not submit a “Notice of Exclusive Control” under a Deposit Account Control Agreement or a Securities Account Control Agreement, as applicable, unless an Event of Default has occurred and is continuing at the time of such submission.

(d) The Collateral Agent may appoint any Person as agent to perform any act or acts necessary or incident to any sale or transfer of the Collateral.

5.7 Registration Rights.

(a) If the Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock of any subsidiary of a Grantor pursuant to Section 5.6, and if in the opinion of the Collateral Agent it is necessary or advisable to have such Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and use its best efforts to cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Collateral Agent, necessary or advisable to register such Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of such Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to use its best efforts to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Collateral Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

(b) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock of any of its subsidiaries, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of such Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c) Each Grantor agrees to use its best efforts to do or cause to be done with respect to the Pledged Stock pledged by such Grantor hereunder all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 5.7 valid and binding and in compliance with any and all other applicable laws. Each Grantor further agrees that a breach of any of the covenants contained in this Section 5.7 will cause irreparable injury to the Collateral Agent and any other Secured Party, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 5.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

5.8 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent or any other Secured Party to collect such deficiency.

5.9 Non-Judicial Enforcement. The Collateral Agent may enforce its rights hereunder without prior judicial process or judicial hearing, and to the extent permitted by law, each Grantor expressly waives any and all legal rights which might otherwise require the Collateral Agent to enforce its rights by judicial process.

SECTION 6. THE COLLATERAL AGENT

6.1 Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, but subject to Section 6.1(b) below, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the Collateral Agent’s security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 5.6 or 5.7, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; assign any Copyright, Patent, Domain Name, Trade Secret or Trademark (along with the goodwill of the business to which any such Copyright, Patent, Domain Name, Trade Secret or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall determine; and generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b) Anything in this Section 6.1 to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1 unless an Event of Default shall have occurred and be continuing.

(c) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(d) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on past due Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.

(e) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

6.2 Collateral Agent’s Appointment as Agent.

(a) The Collateral Agent has been appointed to act as Collateral Agent hereunder by the Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Agreement and the other Loan Documents; provided that Collateral Agent shall exercise, or refrain from exercising, any remedies provided for in Section 5.6 in accordance with the terms of the Credit Agreement.

(b) Unless the Administrative Agent has appointed a co-Collateral Agent under the terms of the Credit Agreement, the Collateral Agent shall at all times be the same Person that is the Administrative Agent under the Credit Agreement. Written notice of resignation by the Administrative Agent pursuant to Section 10.9 of the Credit Agreement shall also constitute notice of resignation as the Collateral Agent under this Agreement. Upon the acceptance of any appointment as the Administrative Agent under Section 10.9 of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement, and (ii) execute and deliver to such successor Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created hereunder, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Collateral Agent hereunder.

6.3 Duty of the Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. None of the Collateral Agent, the other Secured Parties or any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the

Collateral Agent hereunder are solely to protect the Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct. To the fullest extent permitted by applicable law, the Collateral Agent shall be under no duty whatsoever to make or give any presentment, notice of dishonor, protest, demand for performance, notice of non-performance, notice of intent to accelerate, notice of acceleration, or other notice or demand in connection with any Collateral or the Obligations, or to take any steps necessary to preserve any rights against any Grantor or any other Person, or to ascertain or take any action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not it has or is deemed to have knowledge of such matters. Each Grantor, to the extent permitted by applicable law, waives any right of marshaling in respect of any and all Collateral, and waives any right to require the Collateral Agent or any other Secured Party to proceed against any Grantor or other Person, exhaust any Collateral or enforce any other remedy which the Collateral Agent or any other Secured Party now has or may hereafter have against each Grantor, any Grantor or other Person.

6.4 Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments, including Copyright Security Agreements, Patent Security Agreements and Trademark Security Agreements, with respect to the Collateral with or without the signature of such Grantor, in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. Each Grantor authorizes the Collateral Agent to use the collateral description “all assets” or “all personal property” or words of similar import in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Collateral Agent of any financing statement, Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement, as well as any other Filing, with respect to the Collateral made prior to the date hereof. Nothing in this Section 6.4 shall relieve any Grantor from its obligation to make Filings or file any continuation statements.

6.5 Authority of the Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 7. MISCELLANEOUS

7.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, restated, supplemented or otherwise modified except in accordance with Section 11.1 of the Credit Agreement.

7.2 Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 11.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Subsidiary Grantor shall be addressed to such Grantor at its notice address set forth on Schedule I hereto.

7.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 7.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

7.4 Enforcement Expenses; Indemnification.

(a) Each Grantor agrees to pay or reimburse each of the Collateral Agent and each other Secured Party for all its costs and expenses incurred in enforcing or preserving any rights under this Agreement and the other Loan Documents to which such person is a party, including the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel), in each case subject to and in accordance with the terms of the Credit Agreement.

(b) Each Grantor agrees to pay, and to save the Collateral Agent and the other Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Grantor agrees to pay, and to save the Collateral Agent and the other Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 11.6 of the Credit Agreement.

(d) The agreements in this Section 7.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

7.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their successors and permitted assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

7.6 Set-Off. Each Grantor hereby irrevocably authorizes the Collateral Agent and each other Secured Party at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Collateral Agent or such other Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Collateral Agent or such other Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to the Collateral Agent or such other Secured Party hereunder and claims of every nature and description of the Collateral Agent or such other Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Collateral Agent or such other Secured Party may elect, whether or not the Collateral Agent or any other Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Collateral Agent and each other Secured Party shall notify such Grantor promptly of any such set-off and the application made by the Collateral Agent or such other Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Collateral Agent and each other Secured Party under this Section 7.6 are in addition to other rights and remedies (including other rights of set-off) which the Collateral Agent or any other Secured Party may have.

7.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

7.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

7.10 Integration. This Agreement, the Credit Agreement and the other Loan Documents represent the agreement of the Grantors, the Collateral Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the Credit Agreement or the other Loan Documents.

7.11 GOVERNING LAW. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7.12 Submission To Jurisdiction; Waivers; Process Agent Appointment. Each party hereto hereby irrevocably and unconditionally:

(a) submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 7.2 or at such other address of which such Person shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding any special, exemplary, punitive or consequential damages.

7.13 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the other Secured Parties.

7.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

7.15 Additional Grantors. Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 7.11 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex I hereto.

7.16 Releases.

(a) After the Termination Date, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor, without any representation or warranty by the Collateral Agent, all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Subsidiary Grantor shall be released from its obligations hereunder in the event that all the Equity Interests or all the assets of such Subsidiary Grantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement; provided, that, the Borrower shall have delivered to the Collateral Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Grantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.

JEFFERIES FINANCE LLC, as Collateral Agent

By:	/s/ EJ Hess
Name:	E. Joseph Hess
Title:	Managing Director

[Signature Page to Security Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.

MIPS TECHNOLOGIES, INC.

By:	/s/ John R. Bourgoin
Name:	John R. Bourgoin
Title:	Chief Executive Officer

[Signature Page to Security Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.

MIPS TECHNOLOGIES HOLDING LLC

By:	/s/ Sandy Creighton
Name:	Sandy Creighton
Title:	Director

[Signature Page to Security Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.

MIPS TECHNOLOGIES INTERNATIONAL AG, a company incorporated under the laws of Switzerland

By:	/s/ Bernard A. Klauser
Name:	Bernard A. Klauser
Title:	Director

MIPS TECHNOLOGIES INTERNATIONAL AG, a company incorporated under the laws of Switzerland

By:	/s/ Hans Rudi Alder
Name:	Hans Rudi Alder
Title:	Director